Exhibit 10.1

As of November 9, 2016

Dean E. Taylor
3151 Briarpark Suite 700
Houston, TX 77042
Personal and Confidential

Dear Mr. Taylor:

This letter agreement will serve to memorialize the key terms of your employment with Paragon Offshore Services LLC (the “Company”) in the capacity of interim President and Chief Executive Officer of the Company and of Paragon Offshore plc (“Interim CEO”) and supersedes any previous employment agreements you may have had with the Company. As the Interim CEO, you shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to you that are not inconsistent with your position as the Interim CEO. This position will be based in Houston, Texas, provided that you understand you may be required to travel from time to time for business purposes. As the Interim CEO, you will report directly to the Board of Directors of Paragon Offshore plc (the “Board”).
Your employment as the Interim CEO is deemed to have commenced on November 9, 2016. Notwithstanding your continued services as a Director on the Board, during your employment as the Interim CEO, you will not receive any compensation except as provided herein, including, without limitation, any compensation in respect to your position as a Director.
The following are additional terms and conditions of your employment:

Base Salary. Your base salary will be $66,666.67 per month ($800,000.00 per annum). The base salary is subject to review and adjustment each calendar year or from time to time in the Company’s sole discretion. The base salary is payable on a semi-monthly basis, subject to applicable taxes and withholdings, in accordance with the Company’s standard payroll procedures.

Success Bonus. If you are employed with the Company on the date of a Triggering Event (defined below), you will receive a one-time payment of $800,000.00 less applicable taxes and withholdings (the “Success Bonus”). The Success Bonus shall be paid to you by the Company within ten (10) days of the Triggering Event. A “Triggering Event” shall occur upon the earlier of (a) the “effective date” of a plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) that is confirmed with respect to Paragon Offshore plc; (b) the closing date of a sale of all or substantially all of the assets of the Paragon Debtors (as defined below), or a majority of the outstanding stock of Paragon Offshore plc, in each case in one or more transactions under

1 of 6

Exhibit 10.1

section 363 of the Bankruptcy Code; or (c) conversion of the chapter 11 cases of any of the Paragon Debtors holding all or substantially all of the assets of the Company and its affiliates (collectively, “Paragon”) to a bankruptcy case under chapter 7 of the Bankruptcy Code. You shall be entitled to the Success Bonus notwithstanding your termination (provided that you first execute and do not revoke a general release of claims in a form provided to you by the Company) in the event that (x) you are terminated without Cause (defined below) prior to February 9, 2017 and a Triggering Event occurs within three (3) months of your termination or (y) you are terminated without Cause on or after February 9, 2017 and a Triggering Event occurs within six (6) months of your termination. The “Paragon Debtors” are Paragon Offshore plc and its affiliates that filed for bankruptcy protection under chapter 11 of the Bankruptcy Code, whose bankruptcy cases are currently pending in the United States Bankruptcy Court for the District of Delaware and jointly administered in Case No. 16-10386. In no event will the Success Bonus be satisfied from any property of the Paragon Debtors’ bankruptcy estates except as otherwise approved by the Bankruptcy Court. The obligations in this “Success Bonus” paragraph are obligations of the Company and are not obligations of the Paragon Debtors.

Cause. “Cause” means (i) your willful and continued failure to perform substantially your duties which is materially damaging to the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iii) your material failure to abide by Paragon’s Code of Business Conduct. No act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Termination of your employment shall not be deemed to be for Cause unless and until (A) there shall have been delivered to you a copy of a written notice setting forth that you are guilty of the conduct set forth in any of (i)-(iii) above and specifying the particulars thereof in detail; (B) you have been provided a period of at least thirty (30) days after receipt of such written notice to cease the actions or inactions or otherwise cure such damage, and you fail to do so; and (C) the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board (sitting without you), finding that you have engaged in the conduct described in any of (i)-(iii) above.

Other Obligations. In the event that you are terminated for Cause, you shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity, as applicable.
At-Will Employment. Your employment with the Company is at-will and either the Company or you may terminate it at any time, for any lawful reason, or for no reason at all, with at least thirty (30) days’ prior written notice to the other party.
Benefits. You will be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. The

2 of 6

Exhibit 10.1

Company represents that it currently has director and officer insurance coverage with respect to your position as President and Chief Executive Officer of the Company and as a director, President and Chief Executive Officer of Paragon Offshore plc, and the Company agrees to ensure that such coverage is maintained. The Company agrees to enter into an indemnification agreement with you, effective as November 9, 2016, in the form attached hereto as Exhibit A.

Business Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, you will be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by you in connection with the performance of your duties. These expenses include the reasonable expenses associated with your business related travel to and from Houston (including commuting expenses to/from your home in Mississippi), your lodging in Houston and your meals while in Houston or on business related travel.

Vacation. You be entitled to at least twenty-five (25) days of paid vacation and forty (40) hours of sick leave per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time. Upon your termination for any reason, you will be entitled to payment for any accrued and unused vacation as of the date of your termination.

Requirements of Employment. This conditional offer of employment is subject to your agreement to being employed under the provisions of the Company’s policies and procedures and to comply in all respects with Paragon’s employment practices, policies and procedures. These documents are available for your review at our offices. You acknowledge that the Company may amend its policies and procedures from time to time, and that you remain at all times bound by their most current version. As an employee of the Company, you agree to devote your full business time and best efforts to the performance of your duties to the Company. It is understood that you presently serve in a director capacity to entities not affiliated with the Company, and that after the date of this letter you may accept additional director positions with public or private entities not affiliated with the Company, and nothing in this letter is intended to prevent or limit such service provided that such service does not unduly interfere with your ability to perform your responsibilities as Interim CEO.

By accepting this offer of employment, you represent to Paragon that you are not subject to any restrictions that may limit your ability to engage in Paragon’s business and/or perform the duties associated with your position.

Confidential Information. Following your execution of this letter and during your employment with the Company, to assist you in the performance of your duties, you will have continued access to and will receive confidential and proprietary information of the Company, its subsidiaries and affiliates. "Confidential Information" means any trade secrets or confidential or proprietary information or intellectual property of the Company or its subsidiaries and affiliates, including, but not limited to, techniques, processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and

3 of 6

Exhibit 10.1

proposals, data and information the Company receives in confidence from any other party, or any other information that is not readily available to the public, and/or relates to secret or confidential matters of the Company or its subsidiaries or affiliates, however, Confidential Information does not include any such information that is publicly available not a result of your unauthorized disclosure.

Nondisclosure. As a condition of your employment with the Company, you agree not to, directly or indirectly, (a) retain or use for your personal benefit or any other person or entity’s benefit, purposes or account; or (b) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside the Company (other than its professional advisers who are bound by confidentiality obligations or as otherwise may be required in the performance of your duties for the benefit of the Company), any Confidential Information without the prior written authorization of the Company. You agree to comply with all relevant, formal and informal, policies and guidelines of the Company, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. If disclosed or utilized outside of the conduct of the business of the Company, its subsidiaries, and affiliates, you agree that the Confidential Information, by its nature, would cause substantial harm to the business and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates.

Choice of Law. All disputes regarding your employment and this letter agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice of law provisions) and any dispute between shall be resolved only in the federal or state courts located in Harris County, Texas.

It is important that this offer be treated as strictly confidential. Please sign below to indicate your acceptance and return the signed letter to me, at TStrickler@ParagonOffshore.com. Should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Todd Strickler

Todd Strickler
Senior Vice President of Administration, General Counsel and Corporate Secretary
Paragon Offshore Services LLC
3151 Briarpark Drive – Suite 700
Houston, Texas 77042

4 of 6

Exhibit 10.1

Acceptance of offer:

/s/ Dean E. Taylor__________________________
Signature

Dean E. Taylor__________________________ 11/14/2016_______________
Printed First Name Last Name             Date

5 of 6